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                                                                    EXHIBIT 99.2


                        DIAMOND ENTERTAINMENT CORPORATION
                                News Announcement

                              FOR IMMEDIATE RELEASE

                                  July 23, 1998

Contact: James K.T. Lu, President
         Diamond Entertainment Corporation
         16818 Marquardt Avenue
         Cerritos, California  90703
         (562) 921-3999

Diamond Entertainment Corporation (OTC:BB:DMEC) announces terms of private offering of securities

                  Diamond Entertainment Corporation ("Diamond") announced today that it has commenced a private offering of securities in conjunction with GalaxyNet International, Inc. ("GalaxyNet"), a newly formed majority-owned subsidiary of Diamond. The offering consists of units, each unit consisting of 20,000 shares of common stock of GalaxyNet and common stock purchase warrants to purchase 20,000 shares of Diamond common stock at an exercise price of $.50 per share. The units have been priced at $10,000 each; a minimum of 300 and a maximum of 1,000 units are being offered, for gross aggregate proceeds of between $3 million and $10 million. The offering will continue until no later than September 30, 1998. Proceeds of the offering will be used to acquire equipment and gaming software, obtain gaming licenses, for initial office setup, marketing, transactional expenses, gaming reserves and for working capital.

                  The offering is being conducted pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act"). The offering is being made exclusively to "accredited investors." The securities offered are not and will not be registered under the Act and may not be subsequently offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

                  Diamond is engaged in the distribution of video tapes for the budget home video market. GalaxyNet has been organized to provide internet gaming services in certain Asian countries.

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